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                                 RESTRAC, INC.
                                   EXHIBIT 11

                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
           (DOLLARS IN THOUSANDS EXCEPT PER SHARE AND SHARE AMOUNTS)

                                                         THREE MONTHS ENDED     NINE MONTHS ENDED
                                                           JUNE 30, 1996          JUNE 30, 1996
                                                         ------------------     -----------------
  PRIMARY
    Net income (in thousands)..........................      $      350            $       875
                                                             ==========             ==========
    Weighted Average Shares of Common Stock
       Outstanding.....................................       3,870,000              3,870,000
    Conversion of Preferred Stock......................       2,502,696              2,502,696
    Dilutive Effect of Options Issued prior to
       5/10/95.........................................         337,098                344,647
    Effect of Cheap Stock Options......................         152,875                152,875
    Shares issuable in IPO to fund Cumulative
       Dividends.......................................          51,728                 51,727
                                                             ----------             ----------
    Primary weighted average number of common and
       common equivalent shares outstanding............       6,914,397              6,921,945
                                                             ==========             ==========
  PRIMARY NET INCOME PER SHARE.........................      $     0.05            $      0.13
                                                             ==========             ==========

                                                         THREE MONTHS ENDED     NINE MONTHS ENDED
                                                           JUNE 30, 1996          JUNE 30, 1996
                                                         ------------------     -----------------
  FULLY-DILUTED:
    Net income (in thousands)..........................      $      350            $       875
                                                             ==========             ==========
    Weighted Average Shares of Common Stock
       Outstanding.....................................       3,870,000              3,870,000
    Conversion of Preferred Stock......................       2,502,696              2,502,696
    Dilutive Effect of Options Issued prior to
       5/10/95.........................................         337,098                344,647
    Effect of Cheap Stock Options......................         152,875                152,875
    Shares issuable in IPO to fund Cumulative
       Dividends.......................................          51,728                 51,727
                                                             ----------             ----------
    Fully weighted average number of common and common
       equivalent shares outstanding...................       6,914,397              6,921,945
                                                             ==========             ==========
  FULLY-DILUTED NET INCOME PER SHARE...................      $     0.05            $      0.13
                                                             ==========             ==========

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